Exhibit 4.28

LIMITED LIABILITY PARTNERSHIP

EXECUTION COPY

DATED 4 AUGUST 2003

AMARIN CORPORATION PLC

IN FAVOUR OF

ELAN CORPORATION, PLC.
AS TRUSTEE

DEBENTURE

CONTENTS

CLAUSE

1.	Definitions And Interpretation

2.	Payment Of Secured Obligations

3.	Fixed Charges, Assignments And Floating Charge

4.	Crystallisation Of Floating Charge

5.	Perfection Of Security

6.	Further Assurance

7.	Negative Pledge And Disposals

8.	Shares And Investments

9.	Accounts

10.	Monetary Claims

11.	Insurances

12.	General Undertakings

13.	Enforcement Of Security

14.	Extension And Variation Of The Law Of Property Act 1925

15.	Appointment Of Receiver Or Administrator

16.	Powers Of Receiver

17.	Application Of Moneys

18.	Protection Of Purchasers

19.	Power Of Attorney

20.	Effectiveness Of Security

21.	Release Of Security

22.	Set-Off

23.	Assignment

24.	Notices

25.	Expenses, Stamp Taxes And Indemnity

26.	Payments Free Of Deduction

27.	Discretion And Delegation

28.	Governing Law And Jurisdiction

Schedule 1	SECURED PARTIES

Schedule 2	FORMS OF NOTICE OF ASSIGNMENT

Schedule 3	ENCUMBRANCES OUTSTANDING

THIS DEBENTURE is made on 4th August 2003

BY

(1)                          AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, WIJ 5HG England (“the Company”); and

(2)                            ELAN CORPORATION, PLC., a public limited company incorporated in Ireland (registered no. 30356), whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan”) as trustee for the Secured Parties.

WHEREAS

(A)                      Elan and the Company are inter alia parties to a Master Agreement dated 27 January 2003 and the Company wished to further restructure its relationship with Elan and the companies set out in schedule 1 (the “Elan Group”) pursuant to an Amended and Restated Master Agreement (as defined below); and

(B)                        In consideration for the Elan Group granting an extension of time to make payment of and discounting certain of the Company’s obligations and contingent obligations in accordance with the terms of the Amended and Restated Master Agreement and the documents referred to therein, the Company has agreed to grant security to the Elan as trustee for the Elan Group on the terms set out in this Debenture.

IT IS AGREED as follows:

1.                                 DEFINITIONS AND INTERPRETATION

“Account” means any credit balance from time to time on any account opened or maintained by the Company with any financial institution and all Related Rights.

“Amended and Restated Master Agreement” means the agreement between the Company and the Secured Parties dated the date hereof amending a Master Agreement dated 27 January 2003.

“Charged Property” means all the assets of the Company which from time to time are the subject of the security created or expressed to be created in favour of Elan by or pursuant to this Debenture.

“Collateral Rights” means all rights, powers and remedies of Elan provided by or pursuant to this Debenture or by law.

“Encumbrance” means (a) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to or the benefit of, a bank or other account may be applied set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any other type of preferential arrangement (including any title transfer and retention arrangement) having similar effect.

“Enforcement Event” means any of the following events:

(a)                                     a failure by the Company to pay any of the Outstanding Amounts, as defined in the Amended and Restated Master Agreement, on the due date for payment;

(b)                                    breach by the Company of any provision of this Debenture or of any other contract or agreement giving rise to the Secured Obligations which is not cured within 30 days of written notice to do so being given by Elan or the Secured Party in question;

(c)                                     failure by the Company to create the Proceeds Account with a UK or US clearing bank, and provide details thereof to Elan, within 30 days of the date of this Debenture;

(d)                                    the presentation of a petition or application for the making of an administration order in relation to the Company;

(e)                                     any person who is entitled to do so giving written notice of its intention to appoint an administrator of the Company or filing such a notice with the court;

(f)                                       any request by the Company for the appointment of a receiver or an administrative receiver under any Security over any of its assets;

(g)                                    the Company takes any corporate action or other steps are taken or legal proceedings are started for its winding up (which are not dismissed or struck out within seven days of presentation), or for its dissolution, administration or re-organisation (other than in connection with a bona fide solvent restructuring) or for the appointment of a liquidator, trustee or similar officer of it or of all or a substantial part of its revenues and assets;

(h)                                    any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any substantial part of, the property, undertakings or assets of the Company or any event occurs which under the laws of any jurisdiction has a similar or analogous effect other than any Security created by or pursuant to this Debenture; or

(i)                                        the occurrence of any event or the receipt by Elan of any information or the coming to the attention of Elan of any other matter or thing whatsoever which causes Elan to believe that all or any part of the Charged Property is in danger of seizure, distress or other legal process or that all or any part of the security created by or pursuant to this Debenture is otherwise for any reason whatsoever in jeopardy.

“Further Equity Financing” means any and all equity financing by any member of the Group after the date of this Debenture including by the issue of share of any class, warrants debt convertible into equity or the right to receive or subscribe for shares of any class in any member of the Group.

“Group” means the Company and its subsidiaries for the time being.

“Insurance Policy” means any policy of insurance in which the Company may from time to time have an interest.  For the avoidance of doubt, this expression does not include directors’ and officers’ insurance to the extent that it indemnifies such persons as opposed to the Company.

“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights.

“Investments” means

(a)                                     any stocks, shares, debentures, securities and certificates of deposit (but not including the Shares),

(b)                                    all interests in collective investment schemes, and

(c)                                     all warrants, options and other rights to subscribe or acquire any of the investments described in (a) and (b)

in each case whether held directly by or to the order of the Company or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, nominee, fiduciary or clearance system).

“Lilly Agreement” means the Consent to Assignment, Continuance of Limited License, Unconditional Continuing Limited Guaranty, and Confirmation of Continuing Obligations Agreement by and between Eli Lilly and Company and Elan Pharmaceuticals, Inc dated 29 March 2002.

“Monetary Claims” means any book and other debts and monetary claims owing to the Company and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any royalties due to the Company under and contract, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which the Company is a party and any other assets, property, rights or undertaking of the Company).

“Notice of Assignment” means a notice of assignment in substantially the form set out in Schedule 2 or in such form as may be specified by Elan.

“Permitted Encumbrance” means:

(a)                                     any netting or set-off arrangement entered into by any member of the Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances;

(b)                                    any title transfer or retention of title arrangements entered into by any member of the Group in the normal course of its trading activities on the counterparty’s standard or usual terms;

(c)                                     any lien arising by operation of law and in the normal course of business, if such lien is discharged within 10 days of arising

(d)                                    any Encumbrance created after the date of this Debenture with the prior written consent of Elan; and

(e)                                     the Encumbrances of the Group as at the date of this Debenture listed in Schedule 3; which Schedule shall be added to this Debenture within 14 days of the date of this Debenture and shall be subject to the prior written approval of Elan, not to be unreasonably withheld.

“Primary Care Portfolio” means all assets of whatever nature held by any member of the Group relating to the following products/product lines: Motofen, Capital & Codeine, Nohalist and the Bontril and Phrenilin families of products.

“Proceeds” means the Net Proceeds of the Legacy Sale, the Swedish Sale (as each of those expressions is defined in the Amended and Restated Master Agreement) or the Further Equity Financing.

“Proceeds Account” means any credit balance from time to time the account to be opened by the Company within 30 (thirty) days after the date of this Debenture for the purpose of receiving Proceeds, and all Related Rights.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Related Rights” means, in relation to any asset,

(a)                                     the proceeds of sale of any part of that asset;

(b)                                    all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)                                     all rights, benefits, claims, contracts, warranties, remedies, security, indemnities or covenants for title in respect of that asset; and

(d)                                    any moneys and proceeds paid or payable in respect of that asset.

“Secured Obligations” means all obligations covenanted to be discharged by the Company in Clause 2.1 (Covenant to Pay).

“Secured Parties” means the parties set out in Schedule 1 and any lawful assignees of the Secured Obligations and successors in title to the Secured Obligations from those parties set out in Schedule 1.

“Shares” means all of the shares in the capital of Amarin Development AB (Sweden), Amarin Pharmaceuticals, Inc. (United States), Gacell Holdings AB Sweden, and Amarin Pharmaceuticals Company Limited (England) held by, to the order or on behalf of the Company at any time.

“Swedish Drug Delivery Business” means the assets of Amarin Development AB, Malmö, Sweden as of the date of this Debenture.

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Company’s stock in trade or work in progress) and all Related Rights.

1.1                           Interpretation

In this Debenture:

1.1.1                           any reference to Elan or the “Company” shall be construed so as to include its and any subsequent successors and any permitted transferees in accordance with their respective interests;

1.1.2                           references in this Debenture to any Clause or Schedule shall be to a clause or schedule contained in this Debenture; and

1.1.3                           the expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

1.2                           Third Party Rights

A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Debenture.

2.                                 PAYMENT OF SECURED OBLIGATIONS

2.1                           Covenant to Pay

The Company hereby covenants with Elan as trustee for the Secured Parties that it shall on demand of Elan when the same shall become due and payable discharge all obligations which any member of the Group may at any time have to Elan (whether for its own account or as trustee for the Secured Parties) or any of the other Secured Parties and the Company shall pay to Elan when due and payable every sum at any time owing, due or incurred by the Group to Elan (whether for its own account or as trustee for the Secured Parties) or any of the other Secured Parties in respect of all liabilities owed by any member of the Group to the Secured Parties, howsoever arising, whether before or after the date of this Debenture, including without limitation:

2.1.1                           liabilities set out or referred to in the Amended and Restated Master Agreement and/or any document referred to therein; and

2.1.2                           liabilities pursuant to any right of recourse for primary liabilities of the Group discharged by any of the Secured Parties (including without limitation any liabilities discharged by Elan Pharmaceuticals, Inc. under Clause 3(A) the Lilly Agreement provided that neither this covenant nor the security constituted by this Debenture shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

3.                                 FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

3.1                           Fixed Charges

The Company hereby charges with full title guarantee in favour of Elan as trustee for the Secured Parties with the payment and discharge of the Secured Obligations, by way of first fixed charge (which so far as it relates to land in England and Wales vested in the Company at the date of this Debenture shall be a charge by way of legal mortgage) all the Company’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to that mortgage or fixed charge from any third party):

3.1.1                           the Tangible Moveable Property;

3.1.2                           the Primary Care Portfolio;

3.1.3                           the Accounts;

3.1.4                           the Intellectual Property;

3.1.5                           any goodwill and rights in relation to the uncalled capital of the Company;

3.1.6                           the Investments;

3.1.7                           the Shares, all dividends, interest and other monies payable in respect of the Shares and all other Related Rights (whether derived by way of redemption, bonus, preference, option, substitution, conversion or otherwise);

3.1.8                           all Monetary Claims other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture and all Related Rights.

3.2                           Assignments

3.2.1                           The Company hereby assigns with full title guarantee to Elan as trustee for the Secured Parties as security for the payment and discharge of the Secured Obligations all the Company’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to such assignment from any third party):

(a)                   All claims and rights in relation to the Proceeds Account;

(b)                  the proceeds of any of Insurance Policy and all Related Rights;

3.3                           Floating Charge

3.3.1                           The Company hereby charges with full title guarantee in favour of Elan as trustee for the Secured Parties with the payment and discharge of the Secured Obligations by way of first floating charge the whole of the Company’s undertaking and assets, present and future, other than any assets validly and effectively charged or assigned (whether at law or in equity) by way of fixed security under the laws of England and Wales, or of the jurisdiction in which that asset is situated, in favour of Elan as security for the Secured Obligations.

3.3.2                           Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 3.3 (Floating Charge).

3.4                           Exceptions to the Security

The security created pursuant to this Clause 3 shall not extend to any asset situated outside England and Wales to the extent that, and for so long as, any such security would be unlawful under the laws of the jurisdiction in which such asset is situated.

4.                                 CRYSTALLISATION OF FLOATING CHARGE

4.1                           Crystallisation:  By Notice

Elan may at any time by notice in writing to the Company convert the floating charge created by Clause 3.3 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

4.1.1                           an Enforcement Event has occurred and is continuing; or

4.1.2                           Elan reasonably considers that any of the Charged Property is in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

4.1.3                           Elan reasonably considers that it is desirable in order to protect the priority of the security.

4.2                           Crystallisation:  Automatic

Notwithstanding Clause 4.1 (Crystallisation:  By Notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

4.2.1                           the Company or any member of the Group creates or attempts to create any Encumbrance (other than a Permitted Encumbrance) over any of the Charged Property; or

4.2.2                           any person levies or attempts to levy any distress, execution or other process against any of the Charged Property; or

4.2.3                           a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of the Company or an administrator is appointed to the Company.

5.                                 PERFECTION OF SECURITY

5.1                           Notices of Assignment

The Company shall, deliver to Elan (or procure delivery of) Notices of Assignment duly executed by, or on behalf of, the Company in respect of any asset which is the subject of an assignment pursuant to Clause 3.2 (Assignments), within (a) 1 business day of the creation of the Proceeds Account in the case of the Proceeds Account or (b) 30 days of the request of Elan from time to time in the case of each other such asset, and shall in each case use all reasonable endeavours to procure that each notice is acknowledged by the obligor or debtor specified by Elan.

5.2                           Notices of Charge

The Company shall if requested by Elan from time to time after the occurrence of an Enforcement Event promptly deliver to Elan (or procure delivery of) notices of charge (in form and substance reasonably satisfactory to Elan) duly executed by, or on behalf of, the Company and acknowledged by each of the banks or financial institutions with which any of the Accounts are opened or maintained.

5.3                           Registration of Intellectual Property

The Company shall, if requested by Elan, within 30 days execute all such documents and do all acts that Elan may reasonably require to record the interest of Elan in any registers relating to any registered Intellectual Property.

6.                                 FURTHER ASSURANCE

6.1                           Further Assurance: General

The Company shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as Elan may reasonably specify (and in such form as Elan may reasonably require in favour of Elan or its nominee(s)):

6.1.1                           to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by the Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

6.1.2                           to confer on Elan security over any property and assets of the Company located in any jurisdiction outside England and Wales equivalent or similar to the security intended to be conferred by or pursuant to this Debenture; and/or

6.1.3                           to facilitate the realisation of the Charged Property.

6.2                           Necessary Action

The Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on Elan by or pursuant to this Debenture.

6.3                           Consents

The Company shall use all reasonable endeavours to obtain (in form and content reasonably satisfactory to Elan) within 30 days any consents necessary to enable the assets of the Company to be the subject of an effective fixed charge or assignment pursuant to Clause 3 (Fixed Charges, Assignments and Floating Charge) and, immediately upon obtaining any such consent, the asset concerned shall become subject to such security and the Company shall promptly deliver a copy of each consent to Elan.

6.4                           Implied Covenants for Title

The obligations of the Company under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

7.                                 NEGATIVE PLEDGE AND DISPOSALS

7.1                           Negative Pledge

The Company undertakes that it shall not, at any time during the subsistence of this Debenture, create or permit to subsist any Encumbrance over all or any part of the Charged Property or any asset of the Group other than Permitted Encumbrances.

7.2                           No Disposal of Interests

The Company undertakes that it shall not (and shall not agree to) and no member of its Group shall at any time during the subsistence of this Debenture (except as permitted pursuant to this Clause 7):

7.2.1                           execute any conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Charged Property;

7.2.2                           create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property;

7.2.3                           execute any conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Primary Care Business or the Swedish Drug Delivery Business;

7.2.4                           create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Primary Care Business or the Swedish Drug Delivery Business;

7.2.5                            assign or otherwise dispose of any interest in any Account.

7.3                           Permitted Disposals

The restriction on disposal contained in clause 7.2 does not apply to disposal of the Swedish Drug Delivery Business or the Primary Care Portfolio provided that the lesser of:

(a)                     90% of the Proceeds; or

(b)                    such amount of the Proceeds as is required to make the total of all payments into the Proceeds Account up to $30,000,000 are paid into the Proceeds Account.

8.                                 SHARES AND INVESTMENTS

8.1                           Shares:  Before Enforcement Event

Prior to the occurrence of an Enforcement Event the Company shall:

8.1.1                           pay all dividends, interest and other monies arising from the Shares into an Account; and

8.1.2                           exercise all voting rights in relation to the Shares provided that the Company shall not exercise such voting rights in any manner, or otherwise permit or agree to any (a) variation of the rights attaching to or conferred by any of the Shares or (b) increase in the issued share capital of any company whose Shares are charged pursuant to this Debenture, which in the opinion of Elan would prejudice the value of, or the ability of Elan to realise, the security created by this Debenture.

8.2                           Shares:  After Enforcement Event

Elan may, upon the occurrence of an Enforcement Event, at its discretion (in the name of the Company or otherwise and without any further consent or authority from the Company):

8.2.1                           exercise (or refrain from exercising) any voting rights in respect of the Shares;

8.2.2                           apply all dividends, interest and other monies arising from the Shares in accordance with Clause 17 (Application of Moneys);

8.2.3                           transfer the Shares into the name of such nominee(s) of Elan as it shall require; and

8.2.4                           exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares, including the right, in relation to any company whose shares or other securities are included in the Charged Property, to concur or participate in:

(a)                  the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence of such event),

(b)                 the release, modification or variation of any rights or liabilities attaching to such shares or securities, and

(c)                  the exercise, renunciation or assignment of any right to subscribe for any shares or securities in each case in such manner and on such terms as Elan may think fit, and the proceeds of any such action shall form part of the Charged Property.

8.3                           Investments and Shares:  Payment of Calls

The Company shall pay when due all calls or other payments which may be or become due in respect of any of the Investments and Shares, and in any case of default by the

Company in such payment, Elan may, if it thinks fit, make such payment on behalf of the Company in which case any sums paid by Elan shall be reimbursed by the Company to Elan on demand and shall carry interest from the date of payment by Elan until reimbursed at the rate of the prime rate from time to time of Citibank N.A. plus 5%.

8.4                           Investments:  Delivery of Documents of Title

After the occurrence of an Enforcement Event the Company shall promptly on the request of Elan, deliver (or procure delivery) to Elan, and Elan shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments or the Shares to which the Company (or its nominee(s)) is or becomes entitled together with any other document which Elan may reasonably request (in such form and executed as Elan may reasonably require) with a view to perfecting or improving its security over the Investments or the Shares or to registering any Investment or Share in its name or the name of any nominee(s).

8.5                           Investments:  Exercise of Rights

The Company shall not exercise any of its rights and powers in relation to any of the Investments or the Shares in any manner which, in the opinion of Elan, would prejudice the value of, or the ability of Elan to realise, the security created by this Debenture.

9.                                 ACCOUNTS

9.1                           Accounts:  Notification and Variation

The Company during the subsistence of this Debenture:

9.1.1                           shall within 30 days of the date of this Debenture deliver to Elan (and, if any change occurs thereafter, as soon as reasonably practicable after the date of such change), details of each Account maintained by it and any account maintained by each member of its Group; and

9.1.2                           shall not, without Elan’s prior written consent, permit or agree to any variation of the rights attaching to any Account or close any Account.

9.2                           Accounts:  Operation Before Enforcement Event

The Company shall prior to the occurrence of an Enforcement Event be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account other than the Proceeds Account.

9.3                           Accounts:  Operation After Enforcement Event

After the occurrence of an Enforcement Event the Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account or any account maintained by any member of the Company’s Group except with the prior consent of Elan.

9.4                           Undertakings re: Proceeds Account

9.4.1                           Subject to clause 9.4.2, the Company hereby undertakes to pay 90% of the Proceeds of any Further Equity Financing into the Proceeds Account, or as directed by Elan, and the balance of the Proceeds into an Account.

9.4.2                           Pursuant to clause 7.3 the Company has undertaken to procure payment of the Proceeds of the disposal of the Swedish Drug Delivery Business or the Primary Care Portfolio into the Proceeds Account.

9.4.3                           The Company shall not be obliged to pay more than $30,000,000 in total into the Proceeds Account.

9.5                           Operation of Proceeds Account

The Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time the Proceeds Account at any time without the prior written authority of Elan.  Elan hereby authorises the Company to transfer funds from the Proceeds Account to fulfil the obligations set out in clauses 7.1 to 7.5 and/or Clause 8 in the Amended and Restated Master Agreement.  Elan shall be entitled upon the occurrence of an Enforcement Event without notice to exercise all rights, powers and remedies held by it as assigned of the Proceeds Account and to

9.5.1                           demand and receive all monies due under or arising under the Proceeds Account; and

9.5.2                           exercise all rights as the Company was then entitled to exercise in relation to such Proceeds Account but for the terms of this Debenture.

10.                           MONETARY CLAIMS

10.1                     Dealing with Monetary Claims

The Company shall not at any time during the subsistence of this Debenture, without the prior written consent of Elan:

10.1.1                     deal with the Monetary Claims except by getting in and realising them in a prudent manner and paying the proceeds of those Monetary Claims into the Account or as Elan may require (and such proceeds shall be held upon trust by the Company for Elan on behalf of the Secured Parties prior to such payment in);

10.1.2                     factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting.

10.2                     Release of Monetary Claims:  Before Enforcement Event

Prior to the occurrence of an Enforcement Event, the proceeds of the realisation of the Monetary Claims shall (subject to any restriction on the application of such proceeds contained in this Debenture), upon such proceeds being credited to the Account, be released from the fixed charge created pursuant to Clause 3.1 (Fixed Charges) and the Company shall be entitled to withdraw such proceeds from such Account provided that such proceeds shall continue to be subject to the floating charge created pursuant to Clause 3.3 (Floating Charge) and the terms of this Debenture.

10.3                     Option: Release of Monetary Claims:  After Enforcement Event

After the occurrence of an Enforcement Event the Company shall not, except with the prior written consent of Elan, be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Account.

11.                           INSURANCES

11.1                     Insurance: Undertakings

The Company shall at all times during the subsistence of this Debenture:

11.1.1                     keep the Charged Property insured in a manner and amount consistent with its practice as at the date of this Debenture;

11.1.2                     if required by Elan, cause each insurance policy or policies relating to the Charged Property other than any Insurance Policy which has been the subject of a Notice of Assignment pursuant to Clause 5 (Perfection of Security) to contain (in form and substance reasonably satisfactory to the Bank) an endorsement naming Elan as sole loss payee in respect of all claims in excess of £50,000 until such time as Elan notifies the insurer(s) to the contrary;

11.1.3                     promptly pay all premiums and other moneys payable under all its policies of insurance and promptly upon request, produce to Elan a copy of each policy and evidence (reasonably acceptable to Elan) of the payment of such sums; and

11.1.4                     if required by Elan (but subject to the provisions of any lease of the Charged Property), deposit all policies of insurance relating to the Charged Property with Elan.

11.2                     Insurance: Default

If the Company defaults in complying with Clause 11.1 (Insurance:  Undertakings), Elan may effect or renew any such insurance on such terms, in such name(s) and in such amount(s) as it reasonably considers appropriate, and all moneys expended by Elan in doing so shall be reimbursed by the Company to Elan on demand and shall carry interest from the date of payment by Elan until reimbursed at the rate of the prime rate from time to time of Citibank N.A. plus 5%.

11.3                     Application of Insurance Proceeds

All moneys received under any insurance relating to the Charged Property shall (subject to the rights and claims of any person having prior rights such moneys), prior to the occurrence of an Enforcement Event, be applied in repairing, replacing, restoring or rebuilding the property or assets damaged or destroyed; after the occurrence of an Enforcement Event, the Company shall hold such moneys upon trust for Elan on behalf of the Secured Parties pending payment to Elan for application in accordance with Clause 17 (Application of Monies) and the Company waives any right it may have to require that any such monies are applied in reinstatement of any part of the Charged Property.

12.                           GENERAL UNDERTAKINGS

12.1                     Intellectual Property

The Company shall during the subsistence of this Debenture in respect of any Intellectual Property which is material to or required in connection with its business:

12.1.1                     take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

12.1.2                     not use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value.

12.2                     Information and Access

The Company shall from time to time, on request of Elan, furnish Elan with such information as Elan may reasonably require about the Company’s business and affairs, the Charged Property and its compliance with the terms of this Debenture and the Company shall permit Elan, its representatives, professional advisers and contractors, free access at all reasonable times and on reasonable notice to (a) inspect and take copies and extracts from the books, accounts and records of the Company and (b) to view the Charged Property (without becoming liable as mortgagee in possession).

13.                           ENFORCEMENT OF SECURITY

13.1                     Enforcement

At any time after the occurrence of an Enforcement Event (as long as it is continuing) the security created by or pursuant to this Debenture is immediately enforceable and Elan may, without notice to the Company or prior authorisation from any court, in its absolute discretion:

13.1.1                     enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

13.1.2                     whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers.

13.2                     No Liability as Mortgagee in Possession

Neither Elan nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee in possession might otherwise be liable.

14.                           EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

14.1                     Extension of Powers

The power of sale or other disposal conferred on Elan and on any Receiver by this Debenture shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Debenture.

14.2                     Restrictions

The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture or to the exercise by Elan of its right to consolidate all or any of the security created by or pursuant to this Debenture with any other security in existence at any time or to its power of sale, which powers may be exercised by Elan without notice to the Company on or at any time after the occurrence of an Enforcement Event (which is continuing).

15.                           APPOINTMENT OF RECEIVER OR ADMINISTRATOR

15.1                     Appointment and Removal

After the occurrence of an Enforcement Event or if a petition or application is presented for the making of an administration order in relation to the Company or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court or if requested to do so by the Company, Elan may by deed or otherwise (acting through an authorised officer of Elan), without prior notice to the Company:

15.1.1                     appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

15.1.2                     remove (so far as it is lawfully able) any Receiver so appointed;

15.1.3                     appoint another person(s) as an additional or replacement Receiver(s); and

15.1.4                     appoint one or more persons to be an administrator of the Company.

15.2                     Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 15.1 (Appointment and Removal) shall be:

15.2.1                     entitled to act individually or together with any other person appointed or substituted as Receiver;

15.2.2                     for all purposes shall be deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for Elan; and

15.2.3                     entitled to remuneration for his services at a rate to be fixed by Elan from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

15.3                     Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of Elan under the Law of Property Act 1925 (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by Elan in respect of any part of the Charged Property.

16.                           POWERS OF RECEIVER

16.1                     General Powers

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Company which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

16.1.1                     all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

16.1.2                     all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

16.1.3                     all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do; and

16.1.4                     the power to do all things (including bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including the realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Company forming part of, or which when got in would be, Charged Property.

16.2                     Take Possession

Power to take immediate possession of, collect and get in the Charged Property (including rents and other income accrued from time to time).

16.3                     Calls

To make, or to require the directors of the Company to make, calls upon the holders of share capital of the Company which remains uncalled and to enforce payment of such calls and any previous unpaid calls by taking proceedings.

16.4                     Proceedings and Claims

Power to bring, enforce, abandon, arbitrate, negotiate and settle any claims, proceedings or other actions in connection with the business of the Company or all or any part of the Charged Property or the security constituted by or pursuant to this Debenture.

16.5                     Carry on Business

Power to carry on and manage, or concur in the carrying on and management of or to appoint a manager of, the whole or any part of the Company’s business in such manner as he in his absolute discretion thinks fit.

16.6                     Contracts

Power to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract to which the Company is a party.

16.7                     Subsidiary

Power to supervise, control and finance any existing or new subsidiary of the Company or any other body corporate and its business and the conduct of such persons and to change the situation of the registered office of any such subsidiary or other body corporate.

16.8                     Deal with Charged Property

Power, in relation to all or any part of the Charged Property, to vary, sell, transfer, convey, grant, terminate or accept surrenders of leases, licences or rights of user (in each case with or without consideration) or concur in any of those by the Company or any other receiver or manager of the Company (including to or in relation to Elan) in such manner and on such terms as he thinks fit (including the severing and separate disposal from the premises to which they were affixed of fixtures, plant and machinery).

16.9                     Acquisitions

Power to purchase, lease, hire or acquire any assets or rights which he shall in his absolute discretion consider necessary or desirable for the carrying on, improvement or realisation of, or for the benefit of, the whole or any part of the Charged Property or the business of the Company.

16.10               New Subsidiary

Power to form a subsidiary of the Company or acquire the share capital of a body corporate to become a subsidiary of the Company and to procure the purchase, lease or acquisition of an interest in the whole or any part of the Charged Property by such subsidiary or to carry on any business in succession to the Company or any other subsidiary of the Company.

16.11               Insurance

Power to effect, maintain or renew indemnity and other insurances and to obtain bonds and performance guarantees.

16.12               Employment

Power to employ, engage, dismiss or vary the terms of employment or engagement of employees, workmen, servants, officers, managers, agents and advisers on such terms as to remuneration and otherwise as he shall think fit including power to engage his own firm in the conduct of the receivership.

16.13               Borrowing

Power to raise or borrow money from any person, including any Secured Party (with or without any security on the Charged Property to rank either in priority to or after all or any part of the security constituted pursuant to this Debenture) on such terms as he shall in his absolute discretion think fit (and no person lending such money shall be concerned to see or enquire as to the propriety or purpose of the exercise of such power or the application of money so raised or borrowed).

16.14               Redemption of Security

Power to redeem, discharge or compromise any security whether or not having priority to all or any part of the security constituted pursuant to this Debenture.

16.15               Covenants, Guarantees and Indemnities

Power to enter into such bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit and make all payments needed to effect, maintain or satisfy such obligations or liabilities.

17.                           APPLICATION OF MONEYS

All moneys received or recovered by Elan or any Receiver pursuant to this Debenture or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by Elan (notwithstanding any purported appropriation by the Company) in such order and manner as Elan shall think fit:

17.1.1                     in or towards the discharge of all or any of the Secured Obligations which are then due and payable; or

17.1.2                     if any of the Secured Obligations are then contingent, in payment to the credit of any accounts selected by Elan to be held until such time as Elan shall think fit pending their application in or towards the discharge of all or any of the Secured Obligations which are at that time due and payable; or

17.1.3                     in payment to the credit of any suspense or impersonal account for so long as Elan shall think fit pending any further application of such moneys (as Elan shall be entitled, but not obliged, to do in its discretion) in accordance with the previous provisions of this Clause; and

17.1.4                     if the Company is under no further actual or contingent liability to the Secured Parties, in payment of the surplus to the Company or any other person entitled to it.

18.                           PROTECTION OF PURCHASERS

18.1                     Consideration

The receipt of Elan or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, Elan or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

18.2                     Protection of Purchasers

No purchaser or other person dealing with Elan or any Receiver shall be bound to inquire whether the right of Elan or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of Elan or such Receiver in such dealings.

19.                           POWER OF ATTORNEY

19.1                     Appointment and Powers

The Company by way of security irrevocably appoints Elan and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

19.1.1                     carrying out any obligation imposed on the Company by this Debenture (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

19.1.2                     enabling Elan and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, after the occurrence of an Enforcement Event, the exercise of any right of a legal or beneficial owner of the Charged Property).

19.2                     Ratification

The Company shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

20.                           EFFECTIVENESS OF SECURITY

20.1                     Continuing Security

Subject to Clause 21, the security created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by Elan.

20.2                     Cumulative Rights

The security created by or pursuant to this Debenture and the Collateral Rights shall be cumulative, in addition to and independent of every other security which Elan or any Secured Party may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law.  No prior security held by Elan or any Secured Party over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.

20.3                     No Prejudice

The security created by or pursuant to this Debenture and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Company or any other person or by any other thing which might otherwise prejudice that security or any Collateral Right.

20.4                     Remedies and Waivers

No failure on the part of Elan to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

20.5                     No Liability

None of Elan, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Debenture or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part.

20.6                     Partial Invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

21.                           RELEASE OF SECURITY

21.1                     Redemption of Security

21.1.1                     Subject to Clauses 21.1.2 and 21.1.3, upon the Secured Obligations being discharged in full and none of the Secured Parties having any further actual or contingent obligation to the Company Elan shall, at the request and cost of the Company, release and cancel the security constituted by this Debenture and procure the reassignment to the Company of the property and assets assigned to Elan pursuant to this Debenture, in each case subject to Clause 21.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, Elan or any of its nominees.

21.1.2                     Upon:

(a)                  the Outstanding Amounts (as such term is defined in the Amended and Restated Master Agreement) being fully discharged, whether by payment in full or by operation of Clauses 7 and/or 8 of the Amended and Restated Master Agreement; and

(b)                 the Company representing and warranting to Elan by deed that to the best of its knowledge and belief, having made diligent enquiry, there is no matter outstanding in respect of which Elan may have liability under Clause 3(A) of the Lilly Agreement (and Elan shall not be obliged to accept any such representation and warranty dated as of a date prior to 30 October 2003_;

the total amount of security that is constituted by this Debenture will be reduced to $5,000,000 (five million United States dollars) and Elan will, at the written request of the Company, amend the registration of this Debenture at Companies House by filing a Form 403 recording the partial discharge.

21.1.3                     On 30 April 2005, provided that:

(a)                  the Outstanding Amounts (as such term is defined in the Amended and Restated Master Agreement) have been fully discharged, whether by payment in full or by operation of Clauses 7 and/or 8 of the Amended and Restated Master Agreement; and

(b)                 no claim has been made under Clause 3(A) of the Lilly Agreement

Elan shall, at the request and cost of the Company, release and cancel the security constituted by this Debenture and procure the reassignment to the Company of the property and assets assigned to Elan pursuant to this Debenture, in each case subject to Clause 21.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, Elan or any of its nominees.

21.2                     Avoidance of Payments

If Elan considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Company under this Debenture and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

22.                           SET-OFF

The Company authorises Elan (but Elan shall not be obliged to exercise such right), after the occurrence of an Enforcement Event which is continuing, to set off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by Elan or any other Secured Party to the Company.

23.                           ASSIGNMENT

Elan may assign and transfer all or any of its rights and obligations under this Debenture to any Secured Party and any lawful assignee or successor in title of any Secured Party.  The Company may not assign or transfer any of its rights or obligations under this Debenture without the prior written consent of Elan.

24.                           NOTICES

Each communication to be made under or in connection with this Debenture shall be made in writing and, unless otherwise stated, shall be made by fax or letter and in accordance with the terms of clause 14.14 of the Amended and Restated Master Agreement as if that clause were repeated herein.

25.                           EXPENSES, STAMP TAXES AND INDEMNITY

25.1                     Expenses

The Company shall, from time to time on demand of Elan, reimburse Elan for all the costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred by it in connection with

25.1.1                      the exercise, preservation and/or enforcement of any of the Collateral Rights or the security contemplated by this Debenture or any proceedings instituted by or against Elan as a consequence of taking or holding the security or of enforcing the Collateral Rights.

25.2                     Stamp Taxes

The Company shall pay all stamp, registration and other taxes to which this Debenture, the security contemplated in this Debenture or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify Elan on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

25.3                     Indemnity

The Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify Elan, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Company of the provisions of this Debenture, the exercise or purported exercise of any of the rights and powers conferred on them by this Debenture or otherwise relating to the Charged Property.

26.                           PAYMENTS FREE OF DEDUCTION

All payments to be made under this Debenture shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Elan receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

27.                           DISCRETION AND DELEGATION

27.1                     Discretion

Any liberty or power which may be exercised or any determination which may be made under this Debenture by Elan or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

27.2                     Delegation

Each of Elan and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney)  on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by Elan or the Receiver itself.

28.                           GOVERNING LAW AND JURISDICTION

This Debenture is governed by English law.

28.1                     English Courts

The courts of England have exclusive jurisdiction to settle any disputes (a “Dispute”) arising out of, or connected with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or the consequences of its nullity).

28.2                     Convenient Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

THIS DEBENTURE has been signed on behalf of Elan and executed as a deed by the Company and is delivered by it on the date specified above.

SCHEDULE 1

SECURED PARTIES

1.                                 ELAN CORPORATION, PLC., a public limited company incorporated in the Republic of Ireland, whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland;

2.                                 ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland, whose registered office is at WIL House, Shannon Business Park, Shannon, Co Clare, Ireland;

3.                                 ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda;

4.                                 ELAN PHARMACEUTICALS, INC, a corporation duly organised and existing under the applicable laws of the State of Delaware, having a principal place of business in South San Francisco, California; and

5.                                 MONKSLAND HOLDINGS BV, a private company limited by shares incorporated in the Netherlands under registered number 33265127, whose registered office is at Amsteldijk 166, 1079 Amsterdam, Netherlands.

SCHEDULE 2

FORMS OF NOTICE OF ASSIGNMENT

Form of Assignment of Proceeds Account

To:                              [Account Bank]

Date: [      ]

Dear Sirs,

We hereby give you notice that we have assigned and charged to Elan Corporation, plc. (the “Trustee”) all of our right, title and interest in and to account number [•], account name [•] (including any renewal or re-designation of such account ) and all monies standing to the credit of that account from time to time (the “Account”).

With effect from the date of your receipt of this notice:

(b)                           any existing payment instructions affecting the Account are to be terminated and all payments and communications in respect of the Account should be made to the Trustee or to its order (with a copy to Amarin Corporation plc)

(c)                            all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Account belong to the Trustee.

Please accept this notice by signing the enclosed acknowledgement and returning it to the Trustee at [                   ] marked for the attention of [                 ].

Yours faithfully

for and on behalf of
Amarin Corporation plc

To:                              ELAN CORPORATION, PLC.

Date:                    [           ]

At the request of the Trustee and Amarin Corporation plc. we acknowledge receipt of the notice of assignment and charge, on the terms attached, in respect of the Account (as described in those terms).  We confirm that:

•                                         the balance standing to the Account at today’s date is [•], no fees or periodic charges are payable in respect of the Account and there are no restrictions on (a) the payment of the credit balance on the Account [(except, in the case of a time deposit, the expiry of the relevant period)] or (b) the assignment of the Account to the Trustee or any third party;

•                                         we have not received notice of any previous assignments of, charges over or trusts in respect of, the Account and we will not, without the Trustee’s consent (a) exercise any right of combination, consolidation or set-off which we may have in respect of the Account or (b) amend or vary any rights attaching to the Account; and

•                                         we will act only in accordance with the instructions given by persons authorised by the Trustee and we shall send all statements and other notices given by us relating to the Account to the Trustee.

For and on behalf of [•]

By:

Form of Assignment of Insurance

To:                              [Insurer]

Date: [      ]

Dear Sirs,

We hereby give you notice that we have assigned to Elan Corporation, plc (the “Trustee”) pursuant to a debenture entered into by us in favour of the Trustee dated [      ] all our right, title and interest in and to the proceeds of [insert details of relevant insurance policy] (the “Policy of Insurance”).

With effect from your receipt of this notice we instruct you to:

1.                               make all payments and claims in excess of £ 50,000 under or arising from the Policy of Insurance to the Trustee [insert an account number] or to its order as it may specify in writing from time to time;

2.                               note the interest of the Trustee on the Policy of Insurance; and

3.                               disclosure to the Trustee, without further approval from us, such information regarding the Policy of Insurance as the Trustee may from time to time request and to send it copies of all notices issued by you under the Policy of Insurance.

With effect from your receipt of this notice all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Policy of Insurance (including all rights to compel performance) belong to and are exercisable by the Trustee.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning the same to the Trustee at [      ] marked for the attention of [       ].

Yours faithfully,

for and on behalf of
Amarin Corporation plc

[On copy only:

To:                              Elan Corporation, plc

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interests and benefits referred to in such notice and that we will comply with the terms of that notice.

We further confirm that no amendment or termination of the Policy of Insurance shall be effective unless we have given the Trustee thirty days written notice of such amendment or termination.

For and on behalf of [              ]

By:

Dated:

SCHEDULE 3

ENCUMBRANCES OUTSTANDING

[To follow in accordance with Clause 1.]

The Company

EXECUTED as a DEED

by AMARIN CORPORATION PLC

Director

Director/Secretary

Elan

ELAN CORPORATION, PLC.

By: